EXHIBIT F-2


                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005


                                 August 11, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re:      New Century Energies, Inc.
                        Form U-1 Application-Declaration
                        (File No. 70-8787)

Dear Sirs:

     We refer to the Form U-1 Application-Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by New Century Energies, Inc. ("NCE"), a Delaware corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     The  Application  sought   authorization  and  approval  for  a  number  of
transactions, including:

          (i) the acquisition by NCE of all of the issued and outstanding common stock of Public Service Company of Colorado ("PSCo") by means of the merger of PSCo and PSCo Merger Corp., of Southwestern Public Service Company ("SPS) by means of the merger of SPS and SPS Merger Corp., of Cheyenne Light, Fuel and Power Company ("Cheyenne") by the declaration of a dividend of all the outstanding common stock of Cheyenne by PSCo to NCE, of PS Colorado Credit Corporation ("PSCCC") by the declaration of a dividend of all PSCCC's outstanding common stock by PSCo to NCE and of West Gas Interstate, Inc. ("WGI") by the declaration of a dividend of all WGI's outstanding common stock by PSCo to NCE;

          (ii) the acquisition by NCE of all of the issued and outstanding common stock of New Century Services, Inc. ("NC Services"), the Utility Service Agreement and the Non-Utility Service Agreement as a basis for NC Services


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     to comply with Section 13 of the Act and the Commission's rules thereunder;

          (iii) the establishment by NCE of a new subsidiary, NC Enterprises, Inc. ("NC Enterprises"), to serve as a holding company for certain of the NCE system's non-utility interests, and the acquisition by NC Enterprises of the stock and other voting equity of such non-utility interests including (a) certain subsidiaries of PSCo by the declaration of a dividend of their stock by PSCo to NCE and a subsequent capital contribution by NCE to NC Enterprises and (b) all the subsidiaries of SPS through the sale by SPS of all of their outstanding common stock to NC Enterprises in exchange for debt; and

          (iv) the issuance of NCE Common Stock to the shareholders of PSCo and SPS in connection with the mergers described in clause (i) above;

((i) through (iv) collectively, the "Transactions").

     We have acted as special counsel for NCE and SPS in connection with the Application and, as such counsel, we are familiar with the corporate proceedings taken by NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises in connection with the Transactions as described in the Application.

     We have examined originals, or copies certified to our satisfaction, of such corporate records of NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises, certificates of public officials, certificates of officers and representatives of NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises, and other documents as we have deemed necessary to examine as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates of officers of NCE, SPS, SPS Merger Corp., NC Services and NC Enterprises and other appropriate persons and statements contained in the Application and the exhibits thereto.

     Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:


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          1. The laws of the states of New Mexico,  Texas and Kansas  applicable to the proposed Transactions have been complied with.

          2. Each of NCE, NC Services and NC Enterprises is validly organized and duly existing under the laws of the State of Delaware; SPS is validly organized and duly existing under the laws of the State of New Mexico; SPS Merger Corp. was validly organized and duly existing under the laws of the State of New Mexico and has been merged into SPS; and each non-utility company whose securities were acquired by NC Enterprises from SPS is validly organized and duly existing under the laws of their respective states of incorporation.

          3. The shares of NCE Common Stock issued in connection with the proposed Transactions have been validly issued and are fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Restated Certificate of Incorporation of NCE. The shares of common stock of SPS issued to NCE in connection with the merger of SPS Merger Corp. with and into SPS have been validly issued and are fully paid and nonassessable, and NCE, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of SPS. The shares of common stock of NC Enterprises and NC Services issued to NCE in connection with the establishment of NC Enterprises and NC Services as subsidiaries of NCE, respectively, have been validly issued and are fully paid and nonassessable, and NCE, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the instrument of incorporation of each of NC Enterprises and NC Services. The shares of common stock acquired by NC Enterprises from SPS as a holding company for certain non-utility subsidiary companies of the NCE system have been validly issued and are fully paid and nonassessable, and NC Enterprises, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the respective charters and other governing documents of such companies.

          4. NCE has legally acquired (a) the shares of common stock of SPS that were issued to NCE in connection with the merger of SPS Merger Corp. with and into SPS, and (b) the shares of NC Enterprises and NC Services that were issued to NCE in connection with the Transactions. NC Enterprises has legally acquired the shares of stock of the


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     subsidiary companies of SPS for which it serves as a holding company.

          5. The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by NCE, NC Services, NC Enterprises or SPS or its subsidiaries.

          6. The Transactions have been carried out in accordance with the Application.

     We have acted as special counsel for NCE and SPS in connection with the Application and, accordingly, this opinion is limited to actions taken by NCE, SPS (and its subsidiaries prior to the Transactions), SPS Merger Corp., NC Services and NC Enterprises in connection with the Transactions as described in the Application. With respect to compliance with all other applicable state laws, the corporate proceedings of any other parties to the Transactions, including the issuance, sale or acquisition of securities by such parties, or the absence of the violation of the legal rights of the holders of securities of such parties, we refer to the opinion of Patricia T. Smith filed concurrently herewith.

     We hereby consent to the use of this opinion as an exhibit to the Application.

                                          Very truly yours,



                                          Cahill Gordon & Reindel